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                                                                    EXHIBIT 23.1



                         INDEPENDENT AUDITORS' CONSENT



The Participants and Administrator
Ryder System, Inc. Deferred Compensation Plan:


We consent to incorporation by reference in the Registration Statement (No. 333-19515) on Form S-8 of Ryder System, Inc. of our report dated June 24, 2002 relating to the statements of financial position of the Ryder System, Inc. Deferred Compensation Plan as of December 31, 2001 and 2000, and the related statements of income and changes in plan equity for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the Ryder System, Inc. Deferred Compensation Plan filed by Ryder System, Inc.



/s/ KPMG LLP

Miami, Florida
June 25, 2002